U.S. SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC 20549

                                        FORM 4

                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
          Section 17(a) of the Public Utility Holding Company Act of 1935 or
                  Section 30(f) of the Investment Company Act of 1940


( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1.       Name and Address of Reporting Person*

         Last, First, Middle:               Deutsche Bank AG
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         Street:                    Taunusanlage 12
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         City, State, Zip:          60325 Frankfurt am Main,  Federal Republic of Germany
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2.       Issuer Name and Ticker or Trading Symbol
                                    The Brazilian Equity Fund, Inc. (NYSE: BZL)
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3.       IRS or Social Security Number of Reporting Person (Voluntary)
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4.       Statement for Month/Year
                                    January 29, 2003
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5.       If Amendment, Date of Original (Month/Year)
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6.       Relationship of Reporting Person(s) to Issuer (Check all applicable)

         (     ) Director                            (  X  ) 10% Owner
         (     ) Officer (give title below)          (     ) Other (specify below)

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7.       Individual or Joint/Group Filing (Check Applicable Line)

         ( X ) Form filed by One Reporting Person
         (     ) Form filed by More than One Reporting Person
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*        If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
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                                         Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
- ---------------- ----------- ------------ -------------------------------- ------------------- -------------- --------------------
  1.  Title of     2.          3.           4. Securities Acquired (A) or   5. Amount of       6.Ownership     7. Nature of Indirect
  Security         Transaction Transaction  Disposed of (D)                  Securities        Form: Direct (D) Beneficial Ownership
      (Instr. 3)   Date        Code            (Instr. 3, 4 and 5)         Beneficially Owned  or Indirect (I)   (Instr. 4)
                   (Month/Day/   (Instr. 8)                                 at End of Month    (Instr. 4)
                   Year)                                                    (Instr. 3 and 4)
- ---------------- ----------- ------------ ------------------------------- ------------------- ------------------------------------
- ---------------- ----------- -------- --- ------------ --------- -------- ------------------- ------------------------------------
                                                          (A) or
                                Code     V     Amount     (D)       Price
- ---------------- ----------- -------- --- ------------ --------- -------- ------------------- ------------------------------------
- ---------------- ----------- -------- --- ------------ --------- -------- ------------------- ------------------------------------
  The Brazilian
  Equity Fund,        1/29/03     P             12,500      A       $3.22      784,000               D
  Inc.

  Common Stock,
  $0.001 Par
  Value
= ================ =========== ======== === ============ ========= ======== =================== ====================================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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               Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                          (e.g., puts, calls, warrants, options, convertible securities)
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
---- -------- ---------- ----------- ----------- --------------- ---------------- ------------- ---------- ---------- --------------
    1.       2.         3.          4.          5. Number      6. Date         7.Title and  8.Price   9.        10.Ownership   11.
    Title of Conversion Transaction Transaction of Derivative  Exercisable and  Amount of    of       Number of  Form of   Nature of
   Derivative  or      Date (Month/  Code        Securities     Expiration Date Underlying Derivative Derivative Derivative Indirect
    Security Exercise   Day/Year)   (Instr. 8)  Acquired (A) or (Month/Day/Year) Securities Security Securities Security:Beneficial
   (Instr. 3) Price of                          Disposed of (D)                 (Instr. 3  Instr.Beneficially Direct (D)orOwnership
              Derivative                        (Instr. 3, 4                     and 4)     5)       Owned at  Indirect (I) (Instr.
              Security                          and 5)                                                 End of  (  Instr. 4)     4)
                                                                                                       Month
                                                                                                     (Instr. 4)
---- -------- ---------- ----------- ----------- ------------ ---------------- -------------------------- --------------------------
---- -------- ---------- ----------- ------- --- ----- ------ ----------- ---- --------- ---------------- --------------------------
                                                                                       Amount or
                                                                 Date  Expiration      Number of
                                      Code    V   (A)  (D)  Exercisable Date    Title   Shares
---- -------- ---------- ----------- ------- --- ----- ---- ----------- ------ ------ ---------- ------------ ---------- -----------
---- -------- ---------- ----------- ------- --- ----- ---- ----------- ------ ------ ---------- ------------ ---------- -----------

(1)
---- -------- ---------- ----------- ------- --- ----- ---- ----------- ------ ------ ---------- ------------ ---------- -----------
---- -------- ---------- ----------- ------- --- ----- ---- ----------- ------ ------ ---------- ------------ ---------- -----------

(2)
---- -------- ---------- ----------- ------- --- ----- ---- ----------- ------ ------ ---------- ------------ ---------- -----------
---- -------- ---------- ----------- ------- --- ----- ---- ----------- ------ ------ ---------- ------------ ---------- -----------

(3)
---- -------- ---------- ----------- ------- --- ----- ---- ----------- ------ ------ ---------- ------------ ---------- -----------
---- -------- ---------- ----------- ------- --- ----- ---- ----------- ------ ------ ---------- ------------ ---------- -----------

---- -------- ---------- ----------- ------- --- ----- ---- ----------- ------ ------ ---------- ------------ ---------- -----------
---- -------- ---------- ----------- ------- --- ----- ---- ----------- ------ ------ ---------- ------------ ---------- -----------

==== ======== ========== =========== ======= === ===== ==== =========== ====== ====== ========== ============ ========== ===========

Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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Jeffrey A Ruiz/ Vice President              1/30/03

Signature of Reporting Person               Date

Margaret M. Adams/Director                  1/30/03

Signature of Reporting Person               Date